AUSTRING, FENDRICK, FAIRMAN & PARKKARI
BARRISTERS & SOLICITORS

LORNE N. AUSTRING	DEBRA L. FENDRICK	3081 Third Avenue
H. SHAYNE FAIRMAN	KEITH D. PARKKARI	Whitehorse, Yukon
GREGORY A. FEKETE	PETER MORAWSKY	Y1A 4Z7
ANNA J. PUGH

PHONE: (867) 668-4405
FAX: (867) 668-3710
E-MAIL: laustring@lawyukon.com

OUR FILE NO: 017696-21

October 25, 2006

Sense Technologies Inc.
2535 N. Carleton Avenue
Grand Island, Nebraska
68803

Dear Sirs:

Re:	Sense Technologies Inc.
Offering of up to 2,000,000 Common Shares

We have acted as Canadian counsel to Sense Technologies Inc. (the “Company”) for the purposes of rendering this opinion in connection with the registration statement on Form S-8 (“Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 2,000,000 common shares in the capital of the Company (the “Shares”) issuable upon the exercise of the right to purchase 2,000,000 Shares pursuant to a consulting agreement between the Company and the consultant (“Plan”).

We have examined the Registration Statement and the Plan and have made, or caused to be made, such searches and investigations, considered such matters of law and reviewed such other documents and instruments as we have considered relevant and necessary for the purpose of this opinion including the Directors’ Consent Resolution in Writing passed as of October 23, 2006.

We have assumed:

(a)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence;

(b)	the due and valid execution and delivery of all agreements by the parties thereto, other than the Company, as legal, valid and binding obligations of those parties;

(c)

the accuracy and completeness of the records maintained by the Company and any office of public record and of all representations, statements and other matters of fact set out or referred to in certificates or documents received from the Company, its officers and directors and such offices of public record; and

AUSTRING, FENDRICK, FAIRMAN & PARKKARI

(d)	the accuracy of the result of any printed or electronic search of any office of public record and that the information contained therein continues to be accurate as of the date hereof.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions. As to the various questions of fact relevant to this opinion, information with respect to which is in the possession of the Company and not otherwise provided to us, we have relied upon certificates, reports or representations of or by an officer or officers of the Company, as the case may be.

We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the laws of Yukon Territory (the “Territory”) and the federal laws of Canada (the “Laws”). The opinion expressed herein is given on the basis of the Laws as they exist on the date hereof. We assume no responsibility to update our opinion if the Laws are, subsequent to the date hereof, amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein.

Based upon the foregoing, we are of the opinion that:

1.

The right to purchase has been duly authorized, and upon due exercise of the right to purchase in accordance with its terms and receipt by the Company of full payment for the Shares, upon issuance thereof, the Shares will be duly authorized and validly issued and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement filed with the Commission in connection with the Offering.

Yours truly,

/s/AUSTRING, FENDRICK, FAIRMAN & PARKKARI